Exhibit 10.5

PROMISSORY NOTE

$120,000.00

December 30, 2007	San Mateo, California

This Promissory Note is entered into pursuant to the Settlement Agreement dated December 30, 2007.

1.                                       Promise to Pay.

ETELOS INCORPORATED (“Maker”) promises to pay to the order of DANIEL J. A. KOLKE (“Promisee”) at San Mateo, California, or at such other place as Promisee may designate in writing, in lawful money of the United States of America, the principal sum of One Hundred Twenty Thousand and NO/100 Dollars ($120,000.00), with interest thereon until maturity, whether scheduled or accelerated, at the rate of 7.50%.

2.                                       Payment Obligation

Maker shall commence making equal monthly payments of principal and interest on or before January 1, 2008, in accordance with the attached Schedule, and the unpaid balance of principal and accrued interest, if any, shall be due and payable in full on or before May 30, 2009 (the “Maturity Date”).

3.                                     No Pre-Payment Penalty

There shall be no penalty for any prepayment, in full or in part, at any time before the Maturity Date.

4.                                       Security

There will be no security for this Note for so long as Daniel J. A. Kolke remains either an employee or member of the Board of Directors of Maker prior to the Maturity Date.  If, at any time prior to the Maturity Date, Daniel J. A. Kolke is neither an employee or member of the Board of Directors of Maker, then Maker will grant to Promisee a security interest in certain assets of Maker, which security interest shall be subordinated to any and all bank debt or convertible corporate debt of Maker, but senior to short-term liabilities of the Maker.

5.                                       Events of Default.  The occurrence of any of the following shall, at Promisee’s option, (1) make all sums of interest, principal and any other amounts owing immediately due and payable without notice of default, presentment, or demand for payment, protest, or notice of nonpayment or dishonor or any other notices or demands; and (2) give Promisee the right to exercise any other right or remedy provided by contract or applicable law:

(a)                Maker shall fail to make a monthly payment of principal or interest when due under this Note, without providing notice of non-payment; or to perform any other obligation under this Note or any contract, instrument, addenda, or document executed in connection with this Note; or

(b)               Any representation or warranty made in the Settlement Agreement or in any financial statement, certificate, or other document provided by Maker shall be found by a court of competent jurisdiction to have been false or misleading; or

(c)                Maker shall fail to pay its debts generally as they become due or shall file any petition or action for relief under any bankruptcy, insolvency, reorganization, moratorium, creditor composition law, or any other law for the relief of or relating to debtors; an involuntary petition shall be filed under any bankruptcy law against Maker, or a custodian, receiver, trustee, assignee for the benefit of creditors, or other similar official shall be appointed to take possession, custody, or control of the properties of Maker; or the dissolution of Maker.

Promisee has the right at his sole option to continue to accept interest and/or principal payments due under the Note after any such default, and such acceptance shall not constitute a waiver of said default or an extension of the maturity date unless Promisee agrees otherwise in writing.

6.               Choice of Law.   This Note shall be construed in accordance with, and governed in all respects by, the laws of the State of California, excluding its conflicts of laws principles.  The Parties agree to submit to the jurisdiction of the Federal and state courts of California in and for San Mateo County [CA] and agree to be bound by the decisions of such courts with respect to the breach or interpretation of this Agreement, or the enforcement of any and all rights, duties, liabilities, obligations, powers, and other relations between the Parties arising out of this Agreement.

7.               General. This Promissory Note is entered into pursuant and subject to the terms and conditions of a certain Settlement Agreement between the Parties and others of even date.  Maker has all necessary right, power and authority to issue and perform its obligations under this Note.  This Note is a binding obligation of Maker and shall be binding upon the Parties and their respective heirs and permitted successors, and assigns.  Notices shall be given in accordance with the provisions in the Settlement Agreement. The failure of any Party to enforce any provision of this Note in accordance with its terms will not constitute a waiver of future enforcement of that or any other provision of this Note.  To the fullest extent permitted by applicable law, Maker, for itself and its agents, legal representatives, successors, and assigns, expressly waives presentment, demand, protest, notice of dishonor, notice of nonpayment, notice of maturity, notice of protest, presentment for the purpose of accelerating maturity, diligence in collection, and the benefit of any exemption or insolvency laws.

ETELOS INCORPORATED

/s/ Jeffrey L. Garon
Authorized Signatory